Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER ELIZABETH PROCHNOW

HOUSTON – March 18, 2021 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that Elizabeth Prochnow, its Chief Financial Officer, has elected to retire effective March 31, 2021.  Ms. Prochnow’s departure is not related to any issues regarding strategy, financial disclosures, accounting or legal matters, or any disagreements with management or the Board.  The Company has initiated an executive search to fill the Chief Financial Officer position. Following Ms. Prochnow’s retirement, Jason J. Doornik, VAALCO’s Chief Accounting Officer and Controller, will serve as principal financial officer until a new Chief Financial Officer has been named.

Ms. Prochnow was named Chief Financial Officer on April 1, 2019 and before that served as VAALCO’s Chief Accounting Officer since joining the Company in March 2015.   Prior to joining VAALCO, Ms. Prochnow had a long and successful career with a variety of finance management positions primarily with publicly traded companies including a number of companies in the energy sector.

Cary Bounds, Chief Executive Officer, commented, “We wish Liz the very best in her retirement as she plans to spend time traveling with her husband who has also recently retired and spend more time with her family. Liz has had a very meaningful impact on VAALCO during her six years with us and has been an integral member of our management team.  She played a significant role in our financial transformation in the last three years and was instrumental in our recent acquisition of additional interest in Etame.  We will all miss Liz’s financial and strategic insight.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com